MuniMae Appoints New Director

BALTIMORE, Aug. 12, 2011 /PRNewswire/ -- Municipal Mortgage & Equity, LLC (OTC: MMAB) ("MuniMae" or "the Company"), announced today the appointment of Frederick W. Puddester as a director of the Company and a member of the Audit Committee effective as of August 10, 2011.

Mr. Puddester brings more than 20 years' experience in financial management to MuniMae, including his prior service on the board of MuniMae TE Bond Subsidiary, LLC, a subsidiary of the Company.

Mr. Puddester has extensive experience with budgeting and financial planning, including his current position as Vice President for Finance and Administration for Williams College. In this position Mr. Puddester is responsible for financial reporting, planning and forecasting as well as debt financing and tax compliance. Prior to joining Williams College, Mr. Puddester served at Johns Hopkins University, first as Executive Director of Budget and Financial Planning and then as Senior Associate Dean for Finance and Administration at the university's Krieger School of Arts and Sciences, where his duties included overseeing the development of the university-wide budget and five-year plan. In addition, Mr. Puddester spent two decades in Maryland state government, including four years as secretary of the Department of Budget and Management.

Mark K. Joseph, Chairman of the Board of MuniMae, commented, "We are extremely pleased to have Fred join MuniMae's board. We are excited about the wealth of financial, functional and operational experience he brings to the table and are confident that Fred will be an immediate, valuable and contributing member of our Board."

Mr. Puddester received his B.A. degree from the University of Vermont and his M.A. in public policy from the Eagleton Institute of Politics, Rutgers University.

MUNIMAE: INTEGRITY. INNOVATION. SERVICE.

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Cautionary Statement Regarding Forward-Looking Statements

This Release contains forward-looking statements intended to qualify for the safe harbor contained in Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as "may," "will," "should," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "seek," "would," "could," and similar words or are made in connection with discussions of future operating or financial performance.

Forward-looking statements reflect our management's expectations at the date of this Release regarding future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. Our actual results and financial condition may differ materially from what is anticipated in the forward-looking statements. There are many factors that could cause actual conditions, events or results to differ from those anticipated by the forward-looking statements contained in this Release. These factors include changes in market conditions that affect the willingness of potential investors or lenders to provide us with debt or equity, changes in market conditions that affect the value or marketability of assets we own, changes in market conditions or other factors that affect our access to cash that we may need to meet our commitments to other persons, changes in interest rates or other conditions that affect the value of mortgage loans we have made, changes in interest rates that affect our cost of funds, tax laws, environmental laws or other conditions that affect the value of the real estate underlying mortgage loans we own, and changes in tax laws or other things beyond our control that affect the tax benefits available to us and our investors. Readers are cautioned not to place undue reliance on forward-looking statements. We have not undertaken to update any forward-looking statements in this Release.

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